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                                                                     EXHIBIT 5.1

June 28, 1996

Aetna Life and Casualty Company
151 Farmington Avenue
Hartford, Connecticut 06156

Aetna Inc.
151 Farmington Avenue
Hartford, Connecticut 06156

Ladies and Gentlemen:

     I have acted as counsel to Aetna Life and Casualty Company (to be renamed Aetna Services, Inc.), a Connecticut corporation (the "Company") and Aetna Inc., a Connecticut corporation ("Aetna"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to $2,000,000,000 of senior or subordinated debt securities of the Company (the "Debt Securities") and senior or subordinated guarantees (the "Guarantees") of Aetna of the Debt Securities. I have examined or caused to be examined necessary or appropriate corporate records, certificates and other documents, and questions of law for the purposes of this opinion.

     Upon the basis of such examination and assuming that the Mergers referred to in the registration statement have been duly consummated, I advise you that, in my opinion:

          1. The Debt Securities will constitute valid and legally binding obligations of the Company subject to (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and the rights of creditors of insurance companies generally, and (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity) when the following conditions are met: (i) the registration statement has become effective under the Securities Act;
     (ii) the indenture relating to the Debt Securities and the Guarantees has been duly executed and delivered; (iii) the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the indenture relating to the Debt Securities so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (iv) the Debt Securities have been duly executed and authenticated in accordance with the indenture relating to the Debt Securities, and duly issued and sold as contemplated by the registration statement and any prospectus supplement relating thereto.

          2. The Guarantees will constitute valid and legally binding obligations of Aetna subject to (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and the rights of creditors of insurance companies generally, and (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity) when the following conditions are met: (i) the registration statement has become effective under the Securities Act; (ii) the indenture relating to the Debt Securities and the Guarantees has been duly executed and delivered; (iii) the terms of the Debt Securities and the Guarantees to be endorsed thereon and of their issuance and sale have been duly established in conformity with the indenture relating to the Debt Securities and the Guarantees so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon Aetna and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over Aetna; (iv) the Guarantees to be endorsed on the Debt Securities have been duly executed in accordance with the indenture relating to such Debt Securities and Guarantees; and (v) the Debt Securities have been duly executed and authenticated in accordance with the indenture relating to the Debt Securities, and duly issued and sold as contemplated by the registration statement and any prospectus supplement relating thereto.

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     I note that, as of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency, currency unit or composite currency or on a Guarantee in respect of any such Debt Security in a Federal court in the United States ordinarily would be enforced only in United States dollars. I also note that, as of the date of this opinion, a state court in the State of Connecticut rendering a judgment on a Debt Security denominated in a foreign currency, currency unit or composite currency or on a Guarantee in respect of any such Debt Security may apply Section 50a-57 of the General Statutes of Connecticut, and render such judgment in the foreign currency in which the Debt Security or the Guarantee in respect thereof is denominated. Such judgment then would be payable in that foreign currency or, at the option of the judgment debtor, in the amount of U.S. dollars which will purchase that foreign currency on the conversion date (as defined in such Statutes).

     I am admitted to the Bar of the State of Connecticut and the foregoing opinion is limited to the laws of the State of Connecticut and the federal laws of the United States of America.

     In my examination or the examination which I caused to be made, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents were assumed. As to any facts material to the opinions expressed herein which were not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company, Aetna and others.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the registration statement and to the reference made to me under the heading "Validity of the Securities" in the prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

                                          Very truly yours,

                                          /s/ Thomas J. Calvocoressi

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                                          Thomas J. Calvocoressi

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